Exhibit 99.1

U.S. Energy Corp. Announces Sale of Certain Non-Operated Williston Basin Assets

DENVER, CO – October 10, 2017 --- U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced it has entered into a purchase and sale agreement (“Purchase Agreement”) to sell certain non-operated assets in the Williston Basin for the elimination of $4.2 million in outstanding liabilities and $2.0 million in cash. The agreement was unanimously approved by the board of directors of the Company and closed on October 5, 2017, with an effective date of August 1, 2017.

Highlights

▪	U.S. Energy eliminated $4.2 million of outstanding current liabilities associated with the divested assets as of June 30, 2017.
▪	U.S. Energy received $2.0 million in cash.
▪	Transaction substantially reduces U.S. Energy’s outstanding liabilities and improves working capital.
▪	Divested properties had a Proved Reserve PV-10 of $5.2 million at June 30, 2017.

Transaction Overview

The below table shows the effect on the Company’s balance sheet for the quarter ended June 30, 2017:

	6/30/2017	Transaction Adjustment	Pro-Forma 6/30/2017
Current Assets (000’s)
Cash:	$1,987	$2,000	$3,987
Other:	2,574	-	2,574
Total:	$4,561	$2,000	$6,561

Current Liabilties (000’s)
Payable to major operator:	$2,667	$(2,667)	$-
Contingent ownership interests:	1,518	$(1,518)	-
Other:	811	$-	811
Total:	$4,996	$(4,185)	$811

Working Capital	$(435)	-	$5,750

The below table shows the effect on the Company’s mid-year 2017 reserve report:

	Mid-Year 2017 Reserve Report	Transaction Adjustment	Pro-Forma Mid-Year 2017 Reserve Report

Proved Developed Producing Reserves (Mboe)	1,458	(607)	851
PV-10 (000’s)*	$13,930	(5,178)	$8,751

*SEC pricing of $48.95/bbl of oil and $3.01/mcf of gas

David Veltri, Chairman and CEO of U.S. Energy, stated, “The successful closing of this transaction represents a major milestone for U.S. Energy. We are pleased to have resolved the previously disclosed disputes regarding the divested properties and to have removed the associated overhang that has been detrimental to the Company since 2015. It should also be noted that due to the outstanding liabilities associated with the divested assets, U.S. Energy had not received any revenue from the properties since 2015 and was not forecasted to receive further revenue until 2020. In addition, approximately 75% of the acreage for future potential downspacing had been previously divested. The cash received from the transaction will further our ability to participate in organic production growth while the elimination of 84% of our current liabilities will provide the Company the flexibility to evaluate larger projects in the future.”

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We continue to focus on increasing production, reserves, and cash flow from operations while pro-actively managing our debt levels. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Financial Officer

(303) 993-3200

www.usnrg.com